Exhibit 99.1.

MARATHON AND KINDER MORGAN AGREE TO FORM PERMIAN BASIN JOINT VENTURE

HOUSTON, DECEMBER 28, 2000 -- Marathon Oil Company and Kinder Morgan Energy Partners today announced the signing of a definitive agreement to form a joint venture involving interests in the Yates and Sacroc assets in the Permian Basin, Texas. Marathon Oil Company is part of the USX-Marathon Group (NYSE: MRO), a unit of USX Corporation.

Under the agreement, Marathon would hold an 85 percent interest in the joint venture with the remaining 15 percent held by Kinder Morgan. The joint venture will involve the contribution of partial interests in the Yates and Sacroc assets, as well as carbon dioxide reserves, which could be used in future enhanced oil recovery projects. Marathon expects to conclude the formation of the joint venture early in January 2001.

Steve Hinchman, Marathon's senior vice president of Production Operations said:
"This is an opportunity to combine expertise and build a competitive advantage in the region. It underpins a prime strategic objective of improving our base business, while providing for profitable resource and production growth.

"Marathon has many years of experience in the characterization and management of carbonate reservoirs, with a strong reputation in field operations. Kinder Morgan brings comprehensive carbon dioxide management expertise, ranging from a substantial resource base and distribution system to the application of CO2 for enhanced oil recovery. In blending these complementary skill sets we will create a partnership that provides cost efficiencies, operational flexibility and opportunities for future growth."

Marathon will recognize a pre-tax, non-cash charge of approximately $930 million in the fourth quarter related to the formation of the joint venture, reflecting the difference between estimated fair value and book value.

Marathon Oil Company is one of the largest fully integrated oil firms in North America. It is engaged in the worldwide exploration and production of crude oil and natural gas and through Marathon Ashland Petroleum LLC, refines, markets and transports petroleum products in the United States.

Notes for Editors:

- The Yates field is located in the Permian Basin, Texas and is operated by Marathon. The asset is part of the Company's Southern U.S. Business Unit, based in Midland, Texas.

- The Yates field was discovered in 1926 and is one of the largest oil fields in the United States.

- Through the first nine months of 2000, Marathon's net liquid hydrocarbon production from Yates averaged 14,700 barrels per day, representing 11% of the Company's U.S. domestic oil production and around 7% of Marathon's worldwide oil production.

- The agreement proposes a joint venture arrangement whereby:

  * Kinder Morgan buys 15% of Marathon's working interest in the Yates field and contributes its resulting 7.5% overall Yates working interest to the joint venture;
  * Marathon contributes its resulting overall 42.4%Yates working interest to the joint venture;
  * Marathon contributes a 10.84% working interest in Sacroc to the joint venture;
  * Kinder Morgan contributes a 1.91% working interest in Sacroc to the joint venture.